Exhibit 5.1
Orrick, Herrington & Sutcliffe LLP

631 WILSHIRE BOULEVARD
SUITE 2C
SANTA MONICA, CA 90401
+1-310-633-2800
orrick.com
July 28, 2025
Luminar Technologies, Inc.
2603 Discovery Drive, Suite 100
Orlando, Florida 32826

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel for Luminar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s Class A common stock, par value $0.0001 per share, in the amount of 2,500,000 shares (the “Additional Shares”) that have been added to the reserve under the Luminar Technologies, Inc. Amended and Restated 2020 Equity Incentive Plan, as amended (as so amended, the “Plan”), as a result of the approval thereof by the stockholders of the Company on July 3, 2025.

In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Second Amended and Restated Certificate of Incorporation, as amended through the date hereof, (ii) the Company’s Amended and Restated Bylaws effective as of December 2, 2020, as amended through the date hereof, (iii) the Plan, (iv) certain resolutions of the Company’s Board of Directors adopted on May 27, 2025 and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Additional Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Luminar Technologies, Inc.
July 28, 2025

The opinion expressed herein is limited to General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP